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Exhibit 4.2

OCCIDENTAL PETROLEUM CORPORATION

Officers' Certificate

    Pursuant to Section 201 and Section 301 of the Indenture, dated as of April 1, 1998 (the "Indenture"), between Occidental Petroleum Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"), the undersigned Vice President and Treasurer and Assistant Secretary of the Company hereby certify on behalf of the Company as follows:

    1.  Authorization. The establishment of two series of Securities of the Company has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions adopted by the Board of Directors of the Company on February 18, 1999.

    2.  Compliance with Covenants and Conditions Precedent. All covenants and conditions precedent provided for in the Indenture relating to the establishment of the two series of Securities have been complied with.

    3.  Terms. The terms of the two series of Securities established pursuant to this Officers' Certificate shall be as follows:

      (i)  Titles. The titles of the two series of Securities are (i) the "5.875% Senior Notes due January 15, 2007" (the "2007 Notes") and (ii) the "6.750% Senior Notes due January 15, 2012" (the "2012 Notes" and, together with the 2007 Notes, the "Notes").

      (ii) Initial Aggregate Principal Amount. The initial aggregate principal amount of the 2007 Notes and the 2012 Notes which may be authenticated and delivered pursuant to the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 and 1107 of the Indenture) is $300,000,000 and $500,000,000, respectively.

      (iii) Registered Securities in Book-Entry Form. Each of the Notes will be issued in book-entry form ("Book-Entry Notes") and represented by one or more global notes (the "Global Notes") in fully registered form, without coupons. The initial Depositary with respect to the Global Notes will be The Depository Trust Company, as Depositary for the ac-counts of its participants. So long as the Depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes in book-entry form represented by such Global Note for all purposes under the Indenture. Book-Entry Notes will not be exchangeable for Notes in definitive form ("Definitive Notes") except that, if the Depositary with respect to any Global Note or Notes is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Definitive Notes in exchange for the Book-Entry Notes represented by any such Global Note or Notes. In addition, the Company may at any time and in its sole discretion determine not to have a Global Note or Notes, and, in such event, will issue Definitive Notes in exchange for the Book-Entry Notes represented by such Global Note or Notes in accordance with the provisions of Section 305 of the Indenture.

      (iv) Persons to Whom Interest Payable. Interest will be payable to the Person in whose name a Note is registered at the close of business (whether or not a Business Day) on the Regular Record Date with respect to such Note, except for interest payable on a Note surrendered for redemption as set forth in paragraph (viii) below.

      (v) Stated Maturity. The principal amounts of the 2007 and the 2012 Notes will be payable on January 15, 2007 and January 15, 2012, respectively, subject to earlier redemption as set forth in paragraph (viii) below.

      (vi) Rate of Interest; Interest Payment Dates; Regular Record Dates; Accrual of Interest. The 2007 Notes and the 2012 Notes will bear interest at the rate of 5.875% and 6.750%, respectively, per annum. Interest on the Notes will be payable semiannually in arrears on January 15 and July 15 of each year (each, an "Interest Payment Date"), commencing on July 15, 2002. The Regular Record Date shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. The Notes will bear interest from December 6, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for until the principal thereof is paid or made available for payment. Interest payments shall be the amount of interest accrued from and including the most recent Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including December 6, 2001 if no interest has been paid or duly provided for with respect to such Note), to but excluding the next succeeding Interest Payment Date.

      (vii) Place of Payment; Registration of Transfer and Exchange; Notices to Company. Payment of the principal of and interest on the Notes will be made at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or at any other office or agency designated by the Company for such purpose; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. The Notes may be presented for exchange and registration of transfer at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or at the office of any transfer agent hereafter designated by the Company for such purpose. Notices and demands to or upon the Company in respect of the Notes and the Indenture may be served at Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024, Attention: Vice President and Treasurer.

      (viii)  Redemption. The Notes are not entitled to any mandatory redemption or sinking fund payments. However, the Notes of each series will be redeemable, in whole or from time to time in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) an amount (determined by the Quotation Agent (as defined herein)) equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series to be redeemed (not including any portion of such payments of interest accrued as of the date of the redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 30 basis points in the case of the 2007 Notes and 35 basis points in the case of the 2012 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption; provided, however, that the installments of interest on the Notes whose stated maturity is on or prior to the relevant redemption date shall be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Date.

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, such average in any case to be determined by the Quotation Agent, or

  (iii) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

  "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

  "Reference Treasury Dealer" means (i) Banc of America Securities LLC and J.P. Morgan Securities Inc. (or their respective affiliates which are primary U.S. Government securities dealers) and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in The City of New York preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes of a series are to be redeemed, the Notes (or portions thereof) to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

      (ix) Denominations. The Notes are issuable in denominations of $1,000 and integral multiples thereof.

      (x) Security Register; Paying Agent. The Security Register for the Notes will be initially maintained at the Corporate Trust Office of the Trustee. The Company hereby appoints the Trustee as the initial Paying Agent.

      (xi) Further Issues. The Company may, from time to time, without notice to or the consent of the Holders of the Notes, reopen either or both series of Notes and issue additional 2007 Notes or 2012 Notes.

      (xii) Form. The 2007 Notes and the 2012 Notes will be in substantially the forms set forth in Exhibits A and B, respectively, attached hereto and may have such other terms as are provided in such forms.

    Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

    Each of the undersigned, for himself, states that he has read and is familiar with the provisions of Article Two of the Indenture relating to the establishment of the form of Security representing a series of Securities thereunder and Article Three of the Indenture relating to the establishment of a series of Securities thereunder and, in each case, the definitions therein relating thereto; that he is generally familiar with the other provisions of the Indenture and with the affairs of the Company and its acts and proceedings and that the statements and opinions made by him in this Certificate are based upon such familiarity; and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with.

    Insofar as this Certificate relates to legal matters it is based, as provided for in Section 103 of the Indenture, upon the Opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 303 of the Indenture and relating to the Notes.

    IN WITNESS WHEREOF, the undersigned have hereunto signed this certificate on behalf of the Company as of this 29th day of November, 2001.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ J.R. HAVERT
	Name:	J.R. Havert
	Title:	Vice President and Treasurer

By:	/s/ JOHN W. ALDEN
	Name:	John W. Alden
	Title:	Assistant Secretary

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  Exhibit 4.2
OCCIDENTAL PETROLEUM CORPORATION Officers' Certificate